                                                                    EXHIBIT 1e

                         JOHN HANCOCK INVESTMENT TRUST

                Instrument Increasing the Number of Trustees and
                  Appointing Individuals to Fill the Vacancies

         The Trustees of John Hancock Investment Trust (the "Trust"), hereby amend the Trust's Declaration of Trust, dated December 12, 1984, effective September 11, 1995.

         (a) pursuant to Section 2.1 of the Declaration of Trust, to increase the number of Trustees of the Trust from nine to eleven; and

         (b) pursuant to Section 2.4 of the Declaration of Trust, to appoint Charles F. Fretz and Harold R. Hiser, Jr. to fill the vacancies thereby created, such appointments to become effective upon such individuals accepting in writing such appointments and agreeing to be bound by the terms of the Declaration of Trust with such individuals holding office until their successor is elected and qualified or until the earlier of their resignation, removal or death.

         IN WITNESS WHEREOF, the Trustees of the Trust have executed these Instruments as of the 11th day of September, 1995.

/s/ Edward J. Boudreau, Jr.                     /s/ Patricia P. McCarter
-------------------------------                 -------------------------------
Edward J. Boudreau, Jr.                         Patricia P. McCarter
As Trustee and not individually                 As Trustee and not individually


/s/ James F. Carlin
-------------------------------                 -------------------------------
James F. Carlin                                 Steven R. Pruchansky
As Trustee and not individually                 As Trustee and not individually



-------------------------------                 -------------------------------
William H. Cunningham                           Norman H. Smith
As Trustee and not individually                 As Trustee and not individually



-------------------------------                 -------------------------------
Charles L. Ladner                               John P. Toolan
As Trustee and not individually                 As Trustee and not individually



-------------------------------
Leo E. Linbeck, Jr.
As Trustee and not individually

         The Declaration of Trust, a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his duties with respect to such Persons; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.